EXHIBIT (a)(7)

               [LETTERHEAD OF FORT JAMES CORPORATION APPEARS HERE]

October 16, 2000


TO HOLDERS OF FORT JAMES CORPORATION STOCK APPRECIATION RIGHTS:

            Fort James Corporation has agreed to be acquired by Georgia-Pacific Corporation. Georgia-Pacific is making an exchange offer for the Fort James shares, which will be followed by a merger to complete the acquisition. In the offer and the merger, each share of Fort James common stock will be converted into $29.60 in cash and a fraction of a share of Georgia-Pacific Group common stock equal to .2644, subject to adjustment in certain circumstances.

            Under the terms of our agreement with Georgia-Pacific, you have the right to elect whether some or all of your stock appreciation rights ("SAR"), the value of which is measured based on Fort James common stock, will be converted into SARs, the value of which will be measured based on Georgia-Pacific Group common stock, or cash. This letter describes these two alternatives with respect to your Fort James SARs. IF YOU FAIL TO MAKE AN ELECTION PRIOR TO 5:00 P.M., CENTRAL TIME, ON NOVEMBER 2, 2000 (THE "ELECTION DEADLINE"), YOUR FORT JAMES SARS WILL AUTOMATICALLY BE CASHED OUT WHEN GEORGIA-PACIFIC COMPLETES ITS OFFER FOR FORT JAMES SHARES.

            With respect to each of your SAR grants, you have the right to elect between the following two alternatives:

     -      If you elect to receive Georgia-Pacific Group SARs, at the effective
            --------------------------------------------------
            time of the merger, your Fort James SARs will be converted into SARs to receive the "Appreciation Amount" (as defined in your Fort James SAR grant letter) based on the value of Georgia-Pacific Group common stock. We call these Georgia-Pacific Group SARs "Rollover SARs" and
                                                              -------------
            describe them below under the heading "If You Elect to Rollover Your Fort James SARs Into SARs in respect of Georgia-Pacific Group Stock." Forms making this election must be received no later than
                    ---------------------------------------------------------
            November 2, 2000.
            ----------------

     -      If you elect to receive cash or do not make an election by the
            --------------------------------------------------------------
            election deadline, your Fort James SARs will be cashed out in
            -----------------
            connection with the offer. The amount of cash will be equal to the difference between the "Per Share Amount" - which we describe in Appendix A to this letter and depends on the price of the Georgia-Pacific Group common stock - and the "value" of your Fort James SAR on the date of grant as set forth in your Fort James SAR grant letter (the "exercise price"). We describe this alternative under "If You Elect to Cash Out Your SARs or Fail to Make an Election by the Election Deadline."

October 16, 2000
Page 2 of 4

            If you elect to receive Rollover SARs, you will have a continuing interest in the combined businesses of Georgia-Pacific and Fort James. The value of your Rollover SARs will increase or decrease depending on the stock price of Georgia-Pacific Group common stock following the completion of the offer.

            If you elect to cash out your Fort James SARs or fail to make an election by the election deadline, once the offer is completed:

     - you will no longer have the right to exercise your existing Fort James SARs;

     - the value of the cash you will receive in respect of your Fort James SARs will be fixed and, upon receipt of such cash, your Fort James SARs will automatically be cancelled and cease to exist; and

     - if the exercise price of your Fort James SARs exceeds the Per Share Amount, you will receive no cash for such SARs and such SARs will automatically be cancelled and cease to exist.

            THE DECISION AS TO WHETHER TO ELECT TO CONVERT YOUR FORT JAMES SARS INTO ROLLOVER SARS OR ELECT TO CASH OUT YOUR FORT JAMES SARS IS A PERSONAL ONE AND WE URGE YOU TO DISCUSS YOUR SITUATION WITH YOUR OWN TAX OR FINANCIAL ADVISERS.

IF YOU ELECT TO ROLLOVER YOUR FORT JAMES SARS INTO SARS IN RESPECT OF GEORGIA-PACIFIC GROUP COMMON STOCK

            If you elect to convert your Fort James SARs into SARs in respect of
            --------------------------------------------------------------------
Georgia-Pacific Group common stock, you must return the attached election form
------------------------------------------------------------------------------
by the election deadline. If you do so, at the time the merger is completed,
------------------------
each Fort James SAR will cease to represent a right, the value of which is measured based on Fort James common stock, and will be converted automatically into a fully vested and exercisable SAR, the value of which is measured based on Georgia-Pacific Group common stock (a "Rollover SAR"), in an amount and at an exercise price determined in the following manner (and otherwise subject to the terms of the plan and SAR grant letter under which it was granted):

     -      Number of Rollover SARs: the number of shares of Georgia-Pacific
            -----------------------
            Group common stock subject to the Rollover SARs will be equal to the product of (1) the number of shares of Fort James common stock in respect of the SAR immediately prior to the effective time of the merger and (2) the quotient of the Per Share Amount divided by the Georgia-Pacific Average Price, rounded up to the nearest whole share; and

     -      SAR Exercise Price: the exercise price per Rollover SAR will be
            ------------------
            equal to the quotient of (1) the exercise price per share of the Fort James SAR immediately prior to the effective time of the merger, divided by (2) the Per Share Amount divided by the Georgia-Pacific Average Price, rounded down to the nearest whole cent.

October 16, 2000
Page 3 of 4

            We define Per Share Amount and Georgia-Pacific Average Price on Appendix A attached to this letter and include an example calculation in Appendix B attached to this letter.

IF YOU ELECT TO CASH OUT YOUR FORT JAMES SARS OR FAIL TO MAKE AN ELECTION BY THE ELECTION DEADLINE

            If you elect to cash out your Fort James SARs or fail to make an election by the election deadline, when the Georgia-Pacific exchange offer expires, each such Fort James SARs will be cancelled automatically and you will receive, upon the completion of the offer, an amount in cash equal to the excess, if any, of the Per Share Amount over the per share exercise price of such SAR, multiplied by the number of shares of Fort James common stock in respect of such SAR. Any cash payment will be subject to any applicable tax withholding requirements.

ILLUSTRATIVE EXAMPLES

            By way of example, if at a Georgia-Pacific Average Price of $30, you have an SAR in respect of 1,000 shares of Fort James common stock at $25 per share and you elect to roll over that SAR, you would receive a Rollover SAR in respect of 1,250 shares of Georgia-Pacific Group common stock at an exercise price of $20.00 per share. If, instead, you elect to cash out your Fort James SAR, you would receive $12,530 in cash less applicable taxes. The detailed calculations for this are shown on Appendix B attached to this letter.

            If, at a Georgia-Pacific Average Price of $30, you have an SAR in respect of 1,000 shares of Fort James common stock, but your exercise price is $39 per share, and you elect to roll over that SAR, you would receive a Rollover SAR in respect of 1,250 shares of Georgia-Pacific Group common stock at $31.20 per share. If, instead, you elect to cash out that Fort James SAR or fail to make an election by the election deadline, you would receive $0 in cash and the SAR will be automatically cancelled.

            As shown in the last example, if you elect to cash out a Fort James SAR or fail to make an election by the election deadline and the exercise price applicable to that SAR exceeds the Per Share Amount, you will receive no value for that SAR. AS A RESULT, HOLDERS OF FORT JAMES SARS WITH RESPECT TO WHICH THE EXERCISE PRICE OF THE SAR EXCEEDS THE PER SHARE AMOUNT (I.E., THE SARS ARE
                          -------
OUT-OF-THE-MONEY) SHOULD ELECT TO CONVERT THOSE FORT JAMES SARS INTO ROLLOVER SARS.

            You should also be aware that, in connection with the transaction, the terms of your Fort James SARs were amended to provide for a minimum period of time during which you may exercise your SARs if your employment is terminated after the offer is completed. The amendment generally provides that if your employment is terminated by your employer other than for "Cause" (as defined in your SAR grant letter) or by you for "Good Reason" under an employment agreement (to the extent you have an agreement), in either case during the three years following a Change of Control of Fort James, each of your SARs may be exercised until the earlier of (1) three years following the Change of Control and (2) the expiration of the original term of the SAR. Former employees who have retired or terminated prior to a Change of Control of Fort James will continue to be able to exercise SARs per the original terms of the grant agreements.

October 16, 2000
Page 4 of 4

            PLEASE INDICATE ON THE ATTACHED SCHEDULE THE NUMBER OF FORT JAMES SARS WITH RESPECT TO WHICH YOU ELECT TO RECEIVE ROLLOVER SARS AND THE NUMBER OF FORT JAMES SARS WITH RESPECT TO WHICH YOU ELECT TO RECEIVE CASH AND RETURN OR FAX ONE SIGNED COPY OF THIS LETTER BY NOVEMBER 2, 2000 TO BECKY RODGERS AT FORT JAMES CORPORATION, 1650 LAKE COOK ROAD, DEERFIELD, ILLINOIS 60015 (OR IF BY FAX TO (847) 317-5191). IF YOU DO NOT SEND IN AN ELECTION FORM BY THE ELECTION
                           -----------------------------------------------
DEADLINE, ALL OF YOUR SARS WILL BE CASHED OUT AND AUTOMATICALLY CANCELLED IN THE
-------------------------------------------------------------------------
MANNER DESCRIBED UNDER "IF YOU ELECT TO CASH OUT YOUR FORT JAMES SARS OR FAIL TO MAKE AN ELECTION BY THE ELECTION DEADLINE." IF YOU BELIEVE THAT ANY INFORMATION ON THE ELECTION FORM RELATING TO YOUR FORT JAMES SARS IS INCORRECT OR HAVE ANY QUESTIONS, PLEASE DO NOT HESITATE TO CALL BECKY RODGERS AT (847) 317-5371 OR MICHAEL KATZFEY AT (847) 317-5215.

Sincerely,

/s/ Daniel J. Girvan

Daniel J. Girvan



Attachments

                                 FORT JAMES SAR

                                 ELECTION FORM *

NAME:

SSN:

ADDRESS:

--------------------------------------------------------------------------------
                                       ELECT TO CONVERT         ELECT TO
    GRANT      # OF SARS   EXERCISE   TO GEORGIA-PACIFIC        CASH OUT
     DATE                   PRICE       ROLLOVER SARS       (SPECIFY NUMBER)
                                       (SPECIFY NUMBER)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

  * The information shown is as of October 5, 2000. To the extent a Fort James SAR is exercised, expires or is otherwise cancelled after this date, any election made with respect to such SAR will not apply.


Signature:_______________________________  Date:________________________________

NOTE: IF YOU FAIL TO MAKE AN ELECTION PRIOR TO 5:00 P.M., CENTRAL TIME, ON NOVEMBER 2, 2000 (THE "ELECTION DEADLINE"), YOUR SARS WILL AUTOMATICALLY BE CASHED OUT WHEN GEORGIA-PACIFIC COMPLETES ITS OFFER FOR FORT JAMES SHARES.

RETURN OR FAX TO BECKY RODGERS AT FORT JAMES CORPORATION, 1650 LAKE COOK ROAD, DEERFIELD, ILLINOIS 60015 (OR IF BY FAX TO (847) 317-5191).

                                                                      APPENDIX A

DEFINITIONS

Per Share Amount:               The Per Share Amount is equal to the sum of (1)
                                $29.60 and (2) the product of the Exchange
                                Ratio and the Georgia-Pacific Average Price.
                                For example:

                                - if the Georgia-Pacific Average Price were $30.00, the Per Share Amount would be $37.53 ($29.60 plus the product of the Exchange Ratio (.2644) and the Georgia-Pacific Average Price ($30.00)); and
                                - if the Georgia-Pacific Average Price were $40.00, the Per Share Amount would be $40.00 ($29.60 plus the product of the Exchange Ratio (.2600) and the Georgia-Pacific Average Price ($40.00)).

Exchange Ratio:                 The Exchange Ratio is .2644.  If, however, the
                                value of the Georgia-Pacific Group stock to be received by Fort James stockholders in the offer would exceed $10.40, which would occur when the Georgia-Pacific Average Price is greater than $39.33, the Exchange Ratio will be adjusted to equal $10.40 divided by the Georgia-Pacific Average Price. For example, if the Georgia-Pacific Average Price was $40.00, the Exchange Ratio would be .2600.

Georgia-Pacific Average         The average (rounded to the nearest 1/10,000) of
Price:                          the volume weighted averages (rounded to the
                                nearest 1/10,000) of the trading prices of Georgia-Pacific Group common stock on the New
                                York Stock Exchange for the ten consecutive trading days ending on the third trading day before the date that Georgia-Pacific accepts shares that have been tendered in the offer. If the offer expires as scheduled on November 9, 2000, the ten trading day period would begin on October 24, 2000 and end on November 6, 2000.


The following table shows the Exchange Ratio and the Per Share Amount at various Georgia-Pacific Average Prices:

      GEORGIA-PACIFIC                       EXCHANGE    PER SHARE
      AVERAGE PRICE                            RATIO     AMOUNT
      -------------                         --------------------
         $20.00........................      .2644       $34.89
          25.00........................      .2644        36.21
          30.00........................      .2644        37.53
          35.00........................      .2644        38.85
          40.00........................      .2600        40.00
          45.00........................      .2311        40.00

                                                                      APPENDIX B


      The following example illustrates how to calculate the number of Rollover SARs or amount of cash you would receive in respect of your Fort James SARs.

      Assume the following:

      Georgia-Pacific Average Price:      $30.00
      Per Share Amount:                   $37.53
      # of Fort James SARs:               1,000
      Per Share Exercise Price:           $25.00

      IF YOU ELECT TO ROLL OVER YOUR FORT JAMES SARS, YOU WOULD RECEIVE:

      # of Rollover SARs:           1,250
      New Exercise Price:           $20.00

      The calculations are as follows:

      # of Rollover SARs = # of Fort James SARs x         Per Share Amount
                                                          ----------------
                                                   Georgia-Pacific Average Price

           1,000 x  $37.53 = 1,250
                     -----
                    $30.00

      New Exercise Price =                 Per Share Exercise Price
                                           ------------------------
                               Per Share Amount / Georgia-Pacific Average Price

                        $25.00          = $20.00
                ----------------------
                    $37.53 / $30.00

      IF YOU ELECT TO CASH OUT YOUR FORT JAMES SARS OR FAIL TO MAKE AN ELECTION BY THE ELECTION DEADLINE, YOU WOULD RECEIVE:

      Amount of Cash:  $12,530 less applicable taxes

      The calculation is as follows:

Amount of Cash = (Per Share Amount - Per Share Exercise Price) x    # of
                                                                  Fort James
                                                                    SARs

                 ($37.53 - $25.00) x 1,000 = $12,530